Exhibit 99.1
Press Release

Release Date:	November 17, 2010	Contact: Thomas A. Vento - President
	at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES FOURTH
QUARTER AND FISCAL YEAR RESULTS

Philadelphia, Pennsylvania (November 17, 2010) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $323,000, or $0.03 per diluted share, for the quarter ended September 30, 2010 as compared to a net income of $441,000, or $0.04 per diluted share, for the same period in 2009.  For the fiscal year ended September 30, 2010, the Company recognized net income of $3.1 million, or $0.32 per diluted share, compared to a net loss of $826,000, or $0.08 per diluted share, for fiscal 2009.  The improved results of operations reported for the year ended September 30, 2010 were primarily due to the reduction in 2010 in the amount of non-cash other-than-temporary impairment (“OTTI”) charges related to certain of the non-agency mortgage-backed securities received as a result of the previously reported redemption in kind effected during the third quarter of fiscal 2008 of the Company’s entire investment in a mutual fund.

    Tom Vento, President and Chief Executive Officer, stated “We are pleased to be returning to profitable operations for the year as we continue to navigate through these recessionary times.  Like most other financial institutions, we are continuing to manage through very challenging conditions in which we are experiencing declining real estate values combined with a historically low interest rate environment.  The difficult economic conditions have taken their toll on our borrowers as evidenced by the increased level of non-performing assets as of September 30, 2010. We are committed to systematically and aggressively addressing the credit issues in our portfolio.  While this process takes time and effort, we believe that we have identified the major credit issues and have plans that will satisfactorily resolve them.”

At September 30, 2010, the Company’s total assets were $531.1 million, an increase of $14.3 million from $514.8 million at September 30, 2009.  The increase was almost exclusively due to an increase in cash and cash equivalents of $52.9 million resulting primarily from a $32.1 million increase in deposits.  The increase in cash and cash equivalents also reflected the proceeds from the redemption of investment securities.  The investment and mortgage-backed securities portfolio experienced a net decrease of $37.4 as a result primarily of security redemptions.  The proceeds were held as cash or cash equivalents pending future deployment or used to reduce high cost outstanding borrowings.

Total liabilities increased $13.2 million to $472.1 million at September 30, 2010 from $458.9 million at September 30, 2009 primarily as a result of the previously noted $32.1 million increase in deposits, primarily consisting of certificates of deposit.   Partially offsetting the increase in deposits was a $19.0 million decrease in advances from the Federal Home Loan Bank of Pittsburgh.

Stockholders’ equity increased by $1.1 million to $57.0 million at September 30, 2010 from $55.9 million at September 30, 2009.  The increase was primarily due to net income of $3.1 million combined with an increase in accumulated other comprehensive income of $2.1 million due to increases in market values of available for sale securities as well as an increase of $627,000 related to the amortization of stock benefit plans.  These increases were partially offset by the cost of stock repurchases totaling $2.9 million and cash dividends on common stock aggregating $1.9 million.

Net interest income decreased $46,000 or 1.2% to $3.7 million for the three months ended September 30, 2010 as compared to $3.7 million for the same period in 2009. The decrease reflected the effects of a $614,000 or 9.3% decrease in interest income partially offset by a $568,000 or 19.8% decrease in interest expense.  The decrease in interest income resulted from a 73 basis point decrease to 4.66% in the weighted average yield earned on interest-earning assets partially offset by a $24.4 million or 5.0% increase in the average balance of interest-earning assets for the three months ended September 30, 2010, as compared to the same period in 2009.  The decrease in the weighted average yield earned was primarily due to the increased levels of cash and cash equivalents, the yield on which is less than the weighted average yield on the investment securities which were repaid during the 2010 period.  The decrease in interest expense resulted primarily from an 59 basis point decrease to 1.94% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $20.9 million or 4.6% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the three months ended September 30, 2010, as compared to the same period in 2009.

For the year ended September 30, 2010, net interest income increased $1.2 million or 8.6% to $15.7 million as compared to $14.4 million for the same period in 2009. The increase was due to a $3.5 million or 27.2% decrease in interest expense partially offset by a $2.3 million or 8.3% decrease in interest income.  The decrease in interest expense resulted primarily from a 89 basis point decrease to 2.06% in the weighted average rate paid on interest-bearing liabilities in 2010 reflecting the repricing downward of interest-bearing liabilities during the year, partially offset by a $18.5 million or 4.2% increase in the average balance of interest-bearing liabilities, primarily in certificates of deposit, for the year ended September 30, 2010 as compared to 2009.  The decrease in interest income resulted primarily from a 56 basis point decrease to 5.08% in the weighted average yield earned on interest-earning assets as assets repriced downward in 2010 partially offset by a $8.6 million or 1.8% increase in the average balance of interest-earning assets for the year ended September 30, 2010 as compared to 2009.

For the quarter ended September 30, 2010, the net interest margin was 2.88%, as compared to 3.06% for the same period in 2009.  For the year ended September 30, 2010, the net interest margin was 3.17%, as compared to 2.97% for the same period in 2009.  The increase in the interest margin for the year ended September 30, 2010 was primarily due to the greater interest rate sensitivity in the Company’s interest-bearing liabilities as compared to the Company’s interest-earning assets resulting in a greater decline in the weighted average rate paid on interest-bearing liabilities than in the weighted average yield earned on interest earning assets.  The decrease in the net interest margin during the quarter ended September 30, 2010 was primarily due to the shift in the relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the fourth quarter of fiscal 2010.

The Company established provisions for loan losses of $615,000 for the quarter ended September 30, 2010 and $1.1 million for the year ended September 30, 2010 as compared to $230,000 and $1.4 million for the comparable periods in 2009.  At September 30, 2010, the Company’s non-performing assets totaled $6.7 million or 1.3% of total assets as compared to $5.6 million or 1.1% of total assets at September 30, 2009.  Non-performing assets consisted of five commercial real estate loans totaling $1.5 million, 18 one-to four-family residential mortgage loans totaling $1.8 million, one construction loan totaling $206,000 and six real estate owned properties totaling $3.2 million.  The largest real estate owned property consists of a single-family residence and an adjacent lot with an aggregate book value of $1.2 million.  This property is actively being marketed for sale.  Four of the real estate owned properties totaling $1.7 million consist of four townhouses in the same development project.  These properties are being rented at this time at sufficient levels to cover the Company’s cost of operating the properties.  The Company anticipates that it will be marketing the townhouses for sale when market conditions improve.  The allowance for loan losses totaled $3.2 million, or 1.2% of total loans and 90.6% of non-performing loans at September 30, 2010.

Non-interest income amounted to $137,000 and $387,000 for the three months and year ended September 30, 2010, respectively, compared with losses of $16,000 and $2.5 million, respectively, for the same periods in 2009.  The losses incurred in the 2009 periods were due to OTTI charges related to the securities received as a result of the Company’s redemption in kind in June 2008 of its entire investment in a mutual fund.  The decline in the amount of losses recognized between the 2009 and 2010 periods reflected the decline in the amount of the OTTI charges from $224,000 and $3.3 million, respectively, for the quarter and year ended September 30, 2009 to $137,000 and $560,000, respectively, during the quarter and year ended September 30, 2010.  The level of OTTI charges related to the non-agency mortgage-backed securities received as part of the redemption in kind slowed significantly in 2010 as the markets for such securities began to stabilize during the 2010 periods.

For the quarter ended September 30, 2010, non-interest expense decreased $361,000 compared to the same period in the prior year, while non-interest expense decreased $271,000 for the year ended September 30, 2010 compared to the same period in the prior year.  The decrease for the three month period ended September 30, 2010 primarily related to the reduction in expenses associated with the writedown of real estate owned properties during the 2009 period.  These expenses were $886,000 for the quarter ended September 30, 2009 and decreased to $51,000 for the quarter ended September 30, 2010.  This decrease in real estate owned expense was partially offset by increases in salaries and employee benefits in the 2010 period.  The decrease for the year ended September 30, 2010 primarily related to the decrease in the expenses associated with the writedown of real estate owned properties during the 2009 period.  These expenses were $1.1 million for the year ended September 30, 2009 and decreased to $414,000 for the year ended September 30, 2010.  Also contributing to the decrease was a reduction in professional services fees.  These decreases were partially offset by increases in salaries and employee benefits in fiscal 2010.

The Company recorded income tax expense of $131,000 and $1.0 million for the quarter and year ended September 30, 2010, respectively, compared to a tax benefit of $69,000 for the quarter ended September 30, 2009 and income tax expense of $350,000 for the year ended September 30, 2009.  Income tax expense increased during the 2010 annual period as net income increased.  The fluctuation in income tax expense recognized during the periods was due in part to the valuation allowance established in connection with the writedown of certain of the mortgage-backed securities received in the redemption of the mutual fund.  A valuation allowance was recorded against the deferred tax asset created by the sale of the mutual fund and the losses recognized on the mortgage-backed securities as capital losses are only deductible to the extent of capital gains.  The valuation has been adjusted as unrealized gains on capital assets have increased which are anticipated to be used to offset capital losses.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality, the adequacy of the allowance for loan losses and interest rate risks associated with the Company's business and operations.  Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes.  Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu.  We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At September 30,	At September 30,
	2010	2009

	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$531,080	$514,761
Cash and cash equivalents	66,524	13,669
Investment and mortgage-backed securities:
Held-to-maturity	114,673	160,126
Available-for-sale	72,425	62,407
Loans receivable, net	255,091	256,694
Deposits	464,455	432,374
FHLB advances	615	19,659
Stockholders’ equity	56,999	55,857
Full-service offices	7	7

	Three Months Ended September 30,		Year Ended September 30,
	2010	2009	2010	2009
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,020	$6,634	$25,109	$27,386
Total interest expense	2,298	2,865	9,416	12,942
Net interest income	3,722	3,769	15,693	14,444
Provision for loan losses	615	230	1,110	1,403
Net interest income after provision for loan losses	3,107	3,539	14,583	13,041
Total non-interest income (loss)	137	(16)	387	(2,452)
Total non-interest expense	2,790	3,151	10,794	11,065
Income (loss) before income taxes	454	372	4,176	(476)
Income tax expense (benefit)	131	(69)	1,046	350
Net income (loss)	323	441	3,130	(826)
Basic earnings (loss) per share	0.03	0.04	0.33	(0.08)
Diluted earnings (loss) per share	0.03	0.04	0.32	(0.08)

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.66%	5.39%	5.08%	5.64%
Average rate on interest-bearing Liabilities	1.94%	2.53%	2.06%	2.95%
Average interest rate spread(2)	2.72%	2.86%	3.02%	2.69%
Net interest margin(2)	2.88%	3.06%	3.17%	2.97%
Average interest-earning assets to average interest-bearing liabilities	108.90%	108.55%	108.04%	110.64%
Net interest income after provision for loan losses to non-interest expense	113.39%	112.31%	135.73%	117.86%
Total non-interest expense to average assets	2.07%	2.43%	2.77%	2.17%
Efficiency ratio(3)	72.30%	83.96%	67.13%	92.27%
Return on average assets	0.24%	0.34%	0.80%	(0.16)%
Return on average equity	2.28%	3.13%	7.44%	(1.32)%
Average equity to average assets	10.54%	10.89%	10.78%	12.28%

	At or for the Three Months Ended September 30,		At or for the Year Ended September 30,
	2010	2009	2010	2009

Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	1.36%	0.77%	1.36%	0.77%
Non-performing assets as a percent of total assets(5)	1.26%	1.09%	1.26%	1.09%
Allowance for loan losses as a percent of total loans	1.20%	1.03%	1.20%	1.03%
Allowance for loan losses as a percent of non-performing loans	90.57%	137.77%	90.57%	137.77%
Net charge-offs to average loans receivable	0.00%	0.00%	0.30%	0.10%

Capital Ratio(4)
Tier 1 leverage ratio
Company	10.27%	10.86%	10.27%	10.86%
Bank	9.46%	9.99%	9.46%	9.99%
Tier 1 risk-based capital ratio
Company	23.12%	24.59%	23.12%	24.59%
Bank	21.28%	22.61%	21.28%	22.61%
Total risk-based capital ratio
Company	24.37%	25.79%	24.37%	25.79%
Bank	22.53%	23.81%	22.53%	23.81%

______________________________________________
(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (loss).
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.

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